Exhibit 99.1
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Geoff Curtis
WeissComm Partners
Office: (312) 284-4701
gcurtis@wcpglobal.com
IDM Pharma Announces Updated Data From Mifamurtide
(L-MTP-PE) Compassionate Access Program
- Data Presented at the 21st Annual Meeting of The American Society of Pediatric
Hematology/Oncology (ASPHO) Meeting -
IRVINE, Calif. – May 15, 2008 – IDM Pharma, Inc. (the Company) (Nasdaq: IDMI) today announced the presentation of updated data from a compassionate access program evaluating mifamurtide (L-MTP-PE) in patients with lung metastases as a result of the progression of osteosarcoma, a rare and often fatal bone tumor that typically affects children and young adults. The data show that L-MTP-PE in combination with other therapies is safe, well-tolerated and exhibited signs of disease control.
The compassionate access program provides L-MTP-PE treatment to patients who have either failed or cannot tolerate treatment with existing therapies compared to the Phase 3 pivotal study, which evaluated newly diagnosed patients.
“The results that we have seen to date from the Phase 3 clinical trial in patients with non-metastatic osteosarcoma are being supported in patients with lung metastases as the L-MTP-PE compassionate access experience continues to be encouraging,” said Peter Anderson, M.D., Ph.D., principal investigator and professor of pediatrics, Children’s Cancer Hospital at The University of Texas M. D. Anderson Cancer Center in Houston. “With a formalized protocol now in place, we can address the increasing number of requests for compassionate access to L-MTP-PE and meet the unmet needs of certain patients by providing this much needed treatment option.”
Study design and findings
Twenty-nine high-risk osteosarcoma patients (ages 10 – 21) were enrolled and 27 have been treated with L-MTP-PE in the compassionate access program to date (May 8, 2008). Patients in the program had documented diagnosis of high grade osteosarcoma with relapsed or recurrent disease (locally or metastatic) with resectable or not completely resectable disease, or who are unable to complete recommended chemotherapy due to toxicity.

L-MTP-PE (2 mg/m2 IV over 1 hour) was administered twice a week for 12 weeks followed by once a week for 24 weeks. In addition, some patients in the program were also treated with other agents including aerosol recombinant granulocyte monocyte colony stimulating factor (GM-CSF) an immune stimulating agent (n=20), ifosfamide (n=4), and/or gemcitabine (n=2).
Results to date are as follows:
•	Nine patients are alive with disease.

•	Nine patients have no evidence of disease.

•	Nine patients have died.

•	There are two patients for whom the status is unknown.
Treatment with L-MTP-PE combined with other agents including aerosol GM-CSF was generally well tolerated. Patients treated with chemotherapy had no unexpected toxicities and toxicity from L-MTP-PE infusions was minimal. There were no reports of grade 3 or 4 drug-related toxicities with the exception of fever grade 3 and flu-like symptoms with the first dose. This was prevented with ibuprofen and acetaminophen after subsequent doses. One patient developed pleural and pericardial effusion that was possibly L-MTP-PE and/or GM-CSF related and the patient was removed from the study.
In March, the Company announced that it had formalized a clinical protocol with the FDA, which provides L-MTP-PE to eligible, high-risk osteosarcoma patients through a compassionate access study. The compassionate access study is being conducted initially at M. D. Anderson and Memorial-Sloan Kettering Cancer Center in New York.
“Patients are our first priority and we are committed to providing L-MTP-PE to those who desperately need treatment,” said Timothy P. Walbert, president and chief executive officer, IDM Pharma. “The potential survival and quality of life benefits for patients treated with L-MTP-PE continue to be supported through physician experience and we remain committed to advancing L-MTP-PE through the European and U.S. regulatory processes to bring this important treatment to market.”
Update on L-MTP-PE Regulatory Status
In January 2008 the Company announced that following presentation of data at an oral explanation hearing before the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency, the CHMP determined in a non-binding opinion that L-MTP-PE suggested a possible clinical benefit in terms of survival and granted the Company a clock stop, or time extension. The clock stop allows the Company additional time to respond to all the remaining questions regarding the marketing authorization application for L-MTP-PE (MAA). The CHMP has requested clarification of the existing data in order to gain assurance about the quality of the data before drawing any final conclusions from the data presented. In addition, the Company is required to address a number of remaining questions relating to chemistry, manufacturing and controls (CMC) and the Company expects to provide responses and data regarding these issues to the CHMP in advance of its meeting scheduled for June 23-26, although the CHMP may have additional questions or require additional information regarding these issues. In April, the European regulatory authorities conducted an inspection of the Children’s Oncology Group (COG) to assess the quality of the overall survival data from the 2006 confirmatory database included in our applications for regulatory approval, and to review Good Clinical Practices compliance of COG in terms of patient randomization and stratification, overall survival data collection, and study monitoring. The Company supported the COG in this effort.
The Company expects to receive a final opinion from the CHMP in the third quarter and a final decision from the European Commission in the fourth quarter of 2008.
As previously announced, in the United States the Company continues to work with the COG as well as external experts and advisors to gather patient follow up data from the Phase 3 clinical trial of L-MTP-PE and to respond to other questions in the non-approvable letter the Company received from the U.S. Food and Drug Administration (FDA). The Company expects to submit the amended New Drug Application (NDA) in the fourth quarter of 2008.
L-MTP-PE was granted orphan drug status in the United States in 2001 and in Europe in 2004. In Europe, the MAA was filed in November 2006 and in the U.S, the NDA was submitted to FDA in October 2006 and was accepted for review in December 2006.
About Osteosarcoma
Between two and three percent of all childhood cancers are osteosarcoma. Because osteosarcoma usually develops from osteoblasts, it most commonly affects children and young adults experiencing their adolescent growth spurt. Boys and girls have a similar incidence rate until later in their adolescence, when boys are more commonly affected. While most tumors occur in larger bones, such as the femur, tibia, and humerus, and in the area of the bone that has the fastest growth rate, they can occur in any bone. The most common symptom is pain, but swelling and limited movement can occur as the tumor grows.
Osteosarcoma is an orphan disease with fewer than 1,000 new cases diagnosed in the United States each year. A similar incidence of the disease exists in Europe. According to the Children’s Oncology Group, the survival of children with osteosarcoma has remained at 60-65 percent since the mid-1980s. The standard treatment for osteosarcoma is tumor resection with combination chemotherapy before and after surgery.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
For more information about the company and its products, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including the objectives of the compassionate access study, the Company’s plans to address the remaining questions with respect to the MAA for L-MTP-PE during the clock-stop granted by the CHMP, and the expected timing of a final opinion from the CHMP and of a final regulatory decision regarding the MAA in the European Union, as well as the Company’s plans to collect, analyze and submit additional Phase 3 data in an amended NDA for L-MTP-PE, including the expected timing for such amended NDA, and to respond to other matters raised by the FDA. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, whether the Company will be able to respond to the remaining issues with regard to the MAA, including verification of data quality and CMC items, to the satisfaction of the CHMP, whether the CHMP will ask the Company for further information at or following the June 2008 meeting to address remaining issues with regard to the MAA, which would delay the timing of a final opinion from the CHMP, whether the final opinion of the CHMP will be consistent with the non-binding opinion of the CHMP, whether the European Commission will follow the final opinion of the CHMP once issued, whether the timing for the final opinion of the CHMP and the regulatory decision in Europe will occur as expected by the Company, the possibility that additional data from the Phase 3 clinical trial of L-MTP-PE and other information in any amendment to the NDA for L-MTP-PE submitted by the Company may not provide adequate support for regulatory approval of L-MTP-PE in the United States within the timeframe expected by the Company, if at all, and whether the Company will be able to manufacture and commercialize L-MTP-PE even if it is approved by regulatory authorities, and whether the cash resources of the Company will be sufficient to fund operations as planned. These and other risks affecting the Company and its drug development programs, intellectual property rights, personnel and business are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2008 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.